PROSPECTUS SUPPLEMENT

(To Prospectus Dated June 10, 2002)

Filed Pursuant to Rule 424(b)(2)

To Registration No. 333-83776

$1,000,000,000

Sara Lee Corporation

$200,000,000  1.950% Notes due 2006

$300,000,000  2.750% Notes due 2008

$500,000,000  3.875% Notes due 2013

The notes due 2006 will bear interest at the rate of 1.950% per year, the notes due 2008 will bear interest at the rate of 2.750% per year and the notes due 2013 will bear interest at the rate of 3.875% per year. Interest on each series of notes is payable on June 15 and December 15 of each year, beginning on December 15, 2003. Each series of notes will mature on June 15 of its respective year of maturity. The notes due 2006 may not be redeemed prior to maturity. We may redeem the notes due 2008 and the notes due 2013 in whole at any time or in part from time to time at the redemption prices discussed in this prospectus supplement under the caption “Description of the Notes—Optional Redemption.”

The notes will be Sara Lee Corporation’s unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness, but will be effectively junior to our secured indebtedness and will not be the obligations of any of our subsidiaries.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note due 2006	Total	Per Note due 2008	Total	Per Note due 2013	Total
Public Offering Price	99.965%	$199,930,000	99.655%	$298,965,000	98.318%	$491,590,000
Underwriting Discount	0.275%	$550,000	0.350%	$1,050,000	0.450%	$2,250,000
Proceeds to Sara Lee (before expenses)	99.690%	$199,380,000	99.305%	$297,915,000	97.868%	$489,340,000

Interest on the notes will accrue from June 6, 2003 to the date of delivery.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on June 6, 2003.

Joint Book-Running Managers

Banc One Capital Markets, Inc.	Citigroup

Co-Managers for the Notes due 2006

Rabo Securities USA, Inc.	Loop Capital Markets, LLC

Co-Managers for the Notes due 2008

Banc of America Securities LLC	Barclays Capital
The Williams Capital Group, L.P.	Loop Capital Markets, LLC

Co-Managers for the Notes due 2013

BNP PARIBAS	JPMorgan	Merrill Lynch & Co.	Rabo Securities USA, Inc.

May 30, 2003

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus are not offers to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus, including the information we incorporate by reference, contain certain “forward-looking statements” discussing our expectations regarding future performance. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ materially from those expressed or implied in the forward-looking statements.

Factors that could cause our actual results to differ materially from such forward-looking statements include the following:

•	impacts on reported earnings from fluctuations in foreign currency exchange rates—particularly the euro—given our significant concentration of business in Western Europe;

•	significant competitive activity, including advertising, promotional and price competition, and changes in consumer demand for our products;

•	a significant reduction in our business with any of our major customers, such as Wal-Mart, our largest customer, including a reduction resulting from adverse developments in the customer’s business;

•	the impact of declines in equity markets on the funded status and annual expense of our defined benefit pension plans and the impact of such market declines on consumer spending;

•	our ability to continue to source production and conduct manufacturing and selling operations in various countries in the world due to changing business conditions, the financial condition of suppliers and political environments;

•	our ability to achieve planned cash flows from capital expenditures and acquisitions, particularly Earthgrains, and the availability of new acquisitions, joint ventures and alliance opportunities that build stockholder value;

•	our ability to realize the estimated savings and productivity improvements associated with prior restructuring initiatives;

•	fluctuations in the cost and availability of various raw materials;

•	the impact of various food safety issues on the consumption of meat products in the United States and parts of Europe;

•	credit and other business risks associated with customers operating in a highly competitive retail environment; and

•	inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance.

In addition, our results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes and laws and regulations in markets where we compete.

Consequently, we wish to caution readers not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You may also read and copy those documents at the offices of: The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, Incorporated, 440 South LaSalle Street, Chicago, Illinois 60605; and The Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94101. Our SEC filings are also available to the public over the Internet on the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC (file number 1-3344) and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we or the underwriters sell all of the notes:

•	our Annual Report on Form 10-K for our fiscal year ended June 29, 2002;

•	our Quarterly Reports on Form 10-Q for our fiscal quarters ended September 28, 2002, December 28, 2002 and March 29, 2003; and

•	our Current Reports on Form 8-K dated October 24, 2002, October 30, 2002 and May 29, 2003.

You may request a copy of these filings at no cost, by writing us at the following address:

Sara Lee Corporation

Three First National Plaza

Chicago, Illinois 60602-4260

Attn: Investor Relations and Corporate Affairs Dept.

Alternatively, you may call (312) 558-4947.

SUMMARY

You should read carefully this prospectus supplement and the accompanying prospectus to understand the terms of the notes being offered hereby. You should also read the documents referred to in “Where You Can Find More Information” on page S-4 of this prospectus supplement for information about us and our financial statements.

As used in this prospectus supplement, the terms “Sara Lee,” “we,” “us” and “our” may, depending upon the context, refer to Sara Lee Corporation, to one or more of its consolidated subsidiaries or to Sara Lee Corporation and all of its consolidated subsidiaries taken as a whole.

SARA LEE CORPORATION

We are a global manufacturer and marketer of high-quality, brand-name products for consumers throughout the world. With headquarters in Chicago, we have operations in 55 countries and market products in nearly 200 nations. Our products and services include fresh and frozen baked goods, processed meats, coffee and tea, beverage systems, intimate apparel, underwear, activewear, legwear and other apparel and personal, household and shoe care products.

We organize our businesses into three global business segments:

•	Food and Beverage;

•	Intimates and Underwear; and

•	Household Products.

For financial reporting purposes, our businesses are divided into five industry segments—Sara Lee Meats, Sara Lee Bakery, Beverage, Household Products and Intimates and Underwear.

Food and Beverage

Food and Beverage’s primary focus is packaged meats, bakery products and coffee and tea beverages. Our Foods business consists of packaged meats (55.5% of the business’s total sales in fiscal 2002) and baked goods (44.5% of the business’s total sales in fiscal 2002). Sara Lee Meats processes and sells pork, poultry and beef products to supermarkets, warehouse clubs, national chains and institutions throughout the world, with emphasis on the United States, Europe and Mexico. Sara Lee Bakery Group produces a wide variety of fresh and frozen baked and specialty items, which are sold through supermarkets, foodservice distributors, bakery-deli and direct channels throughout the United States, Mexico, Spain, France, Portugal and Australia. In August 2001, we completed the acquisition of The Earthgrains Company, one of the largest fresh bread companies in the United States based on dollar sales. Our management believes that the Earthgrains acquisition, combined with our existing bakery business, provides significant opportunities for expanding the Sara Lee name into the fresh bakery market, particularly by utilizing Earthgrains’ direct-store delivery system to merchandise Sara Lee branded products.

Our Beverage business includes retail and foodservice coffee and tea sales in major markets around the world. It has a significant presence in the United States, Brazil, the Netherlands, the United Kingdom, Belgium, France, Denmark, Hungary, Poland, Spain and Australia. During fiscal 2002, we continued our successful rollout across Europe of the Senseo coffee maker, a next-generation in-home coffee machine, introduced by Douwe Egberts and Phillips Electronics, that provides customers with one or two cups of superior-quality fresh coffee in less than a minute.

Intimates and Underwear

Our Intimates and Underwear business, which is one of the largest apparel businesses in the world, focuses on basic, branded “innerwear” products—intimates, underwear and legwear. Based on sales volume, we hold leading share positions in intimate apparel, underwear and legwear in North America, Europe and several Latin American countries with a portfolio of well-known brands including Hanes, Hanes Her Way, Playtex, L’eggs, Dim, Bali, Just My Size, Wonderbra and Lovable. Distribution channels for intimate apparel and underwear range from department and specialty stores to warehouse clubs and mass-merchandise outlets. Our underwear business sources, manufactures and distributes men’s, women’s and children’s underwear in North America, South and Central America, Europe and the Asia-Pacific countries. Our activewear business, which sources, manufactures and distributes basic fleece, T-shirts, sportshirts and other jersey products for casualwear, consists of three divisions: Casualwear, Hanes Printables and Champion Activewear. Our legwear products consist of a wide variety of branded, packaged consumer products, including pantyhose, stockings, combination panty and pantyhose garments, tights, knee-highs and socks.

Household Products

Household Products is our most global line of business, marketing branded consumer products in over 170 countries. The Household Products business includes our leading household and personal products businesses, as well as our Direct Selling division. Household Products is composed of four core product categories: body care; air care; shoe care; and insecticides. These products are sold through a variety of retail channels including supermarkets. Based on sales volume, at the end of fiscal 2002, we held a number-one position in the bath and shower products category in Europe, and also held leading positions in air fresheners and insecticides. Additionally, through our global Kiwi brand, we have a leading position in the shoe care category worldwide.

Our Direct Selling business distributes a wide range of products—cosmetics, fragrances, jewelry, toiletries, apparel products and nutritional supplements—through a network of independent sales representatives to consumers in 17 countries. The Direct Selling division has an independent sales force of more than 900,000 representatives and includes the Nutrimetics business in Australia, the House of Fuller business in Mexico and Argentina, the House of Sara Lee business in Indonesia and the Philippines and the Avroy Shlain business in South Africa.

Recently Issued But Not Yet Effective Accounting Standards

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (SFAS No. 150), which establishes standards for how financial instruments that have characteristics of both liabilities and equity instruments should be classified on the balance sheet. The requirements of SFAS No. 150 generally outline that financial instruments that give the issuer a choice of settling an obligation with a variable number of securities or settling an obligation with a transfer of assets or any mandatorily redeemable security should be classified as a liability on the balance sheet. SFAS 150 becomes effective for our company in the first quarter of fiscal 2004.

A foreign subsidiary of ours has issued $295 million of preferred equity securities that are recorded in “minority interest in subsidiaries” on our consolidated balance sheets. Unless earlier redeemed by the issuer, these securities will be redeemed in the fourth quarter of fiscal 2004 in exchange for common shares of the issuer, which may then be put to us for cash or preferred stock of the issuer. In the event of this put, the issuer’s preferred stock would have a nominal value of $295 million with a dividend rate to be set based upon market factors at the time. Upon the adoption of SFAS 150 in the first quarter of fiscal 2004, these securities would be reclassified to the current portion of long-term debt on our consolidated balance sheets.

Our principal executive offices are located at Three First National Plaza, Chicago, Illinois 60602-4260, and our telephone number is (312) 726-2600.

SUMMARY OF THE OFFERING

Issuer	Sara Lee Corporation

Securities Offered	$200,000,000 aggregate principal amount of 1.950% Notes due 2006
$300,000,000 aggregate principal amount of 2.750% Notes due 2008
$500,000,000 aggregate principal amount of 3.875% Notes due 2013

Interest Payment Dates	June 15 and December 15 of each year, beginning December 15, 2003

Optional Redemption

The notes due 2006 may not be redeemed prior to maturity. We may redeem the notes due 2008 and the notes due 2013, in whole at any time or in part from time to time, at our option on not less than 30 nor more than 60 days’ notice, at a redemption price equal to the greater of:

•	the principal amount of the notes being redeemed; and

•	as determined by the Quotation Agent (as defined below under “Description of the Notes—Optional Redemption”), the sum of the present values of the remaining scheduled payments of principal of and interest on the notes being redeemed on the date of redemption (not including any portion of any payments of interest accrued to the date of redemption), discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below under “Description of the Notes—Optional Redemption”), plus 15 basis points with respect to the notes due 2008 and 20 basis points with respect to the notes due 2013;

plus, in either case, accrued and unpaid interest on the notes being redeemed to the date of redemption.

Ranking

The notes will be unsecured and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness. The notes will be exclusively our obligation, and not the obligation of any of our subsidiaries. Our rights and the rights of any holder of the notes (or other of our creditors) to participate in the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:
•	incur debt secured by liens; and
•	engage in sale/leaseback transactions.

Further Issues

We may, from time to time, without notice to or the consent of the registered holders of the notes, create and issue additional debt securities having the same terms as and ranking equally and ratably with the notes of any series issued in this offering in all respects, as described more fully under “Description of the Notes—General” on page S-9 of this prospectus supplement.

Use of Proceeds	We intend to use the net proceeds from this offering to reduce our commercial paper indebtedness and for general corporate purposes.

USE OF PROCEEDS

The net proceeds we will receive from this offering of notes, after deducting the underwriting discount and expenses payable by us, are estimated to be approximately $986.4 million. We anticipate using the aggregate net proceeds from this offering of notes to reduce our commercial paper indebtedness and for general corporate purposes. As of May 27, 2003, we had outstanding an aggregate amount of commercial paper indebtedness of approximately $1.762 billion, with an average maturity of 13 days and a weighted average interest rate of 1.31%.

RATIOS OF EARNINGS TO FIXED CHARGES

The ratios of our earnings to fixed charges for the periods indicated are as follows:

	Thirty-Nine Weeks Ended	Fiscal Year Ended(1)
	March 29, 2003(2)	2002(3)	2001(4)	2000	1999(5)	1998(6)
Ratio of earnings to fixed charges	5.2x	4.1x	5.8x	5.3x	5.7x	(0.7	)x

(1)	Our fiscal year ends on the Saturday nearest June 30.
(2)	During the first nine months of fiscal 2003, we recorded a pretax credit of $13 million in connection with the reversal of certain exit activities and business dispositions and a charge for certain exit activities in the Bakery segment.
(3)	In fiscal year 2002, we recorded a pretax charge of $170 million in connection with certain reshaping actions.
(4)	In fiscal year 2001, we recorded a pretax charge of $554 million in connection with certain reshaping actions, a pretax gain of $105 million in connection with the initial public offering of our Coach Inc. subsidiary and a tax-free gain of $862 million in connection with the exchange of our stock for the stock of Coach Inc., that resulted in an increase in income from continuing operations before taxes of $413 million.
(5)	Fiscal year 1999 was a 53-week year. In fiscal year 1999, we recorded a gain of $137 million on the sale of our tobacco business and a product recall charge of $76 million that resulted in an increase in income from continuing operations before taxes of $61 million.
(6)	In fiscal year 1998, we recorded a restructuring provision that reduced income from continuing operations before income taxes by $2,038 million. An increase in income from continuing operations of $551 million in 1998 would have resulted in a ratio of earnings to fixed charges of 1.0x.

The computation of the ratio of earnings to fixed charges is based on the applicable amounts for us and our consolidated subsidiaries. For the calculation of these ratios, the following are the definitions of earnings available for fixed charges and fixed charges. Earnings available for fixed charges includes income from continuing operations before income taxes, plus fixed charges before capitalized interest and preference security dividends of consolidated subsidiaries, plus amortization expense of capitalized interest, plus minority interest in majority-owned subsidiaries, less undistributed income in minority owned companies accounted for under the equity method. Fixed charges include interest expense, plus the portion of rents we believe to be representative of interest expense, plus preference security dividends of consolidated subsidiaries, plus capitalized interest.

DESCRIPTION OF THE NOTES

We provide information to you about the notes (referred to in the accompanying prospectus as “debt securities”) in two documents that progressively provide more detail—this prospectus supplement and the accompanying prospectus. Since the terms of these notes may differ from the general terms of the debt securities described in the prospectus, you should rely on the information in this prospectus supplement over any contradictory information in the prospectus. You should read the prospectus and this prospectus supplement together for a complete description of the notes.

General

Each series of notes will constitute a series of debt securities to be issued under an indenture dated as of October 2, 1990 between us and The Bank of New York (as successor to Continental Bank, N.A.), as trustee, the terms of which are more fully described elsewhere in this prospectus supplement and the accompanying prospectus.

The notes due 2006 will mature on June 15, 2006, the notes due 2008 will mature on June 15, 2008, and the notes due 2013 will mature on June 15, 2013. Interest on the notes will accrue from June 6, 2003 at the respective rates set forth on the cover of this prospectus supplement. Interest on the notes will be payable semiannually on June 15 and December 15, beginning December 15, 2003, to the persons in whose names the notes are registered at the close of business on June 1 and December 1 of each year immediately preceding the respective interest payment dates, except interest payable at maturity will be paid to the same persons to whom principal of the notes is payable.

Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest period relating to an interest payment date (including the maturity date) shall be the period from, and including, the preceding interest payment date (or, in the case of the first interest period, June 6, 2003) to, but excluding, the relevant interest payment date.

Any payment that we are otherwise required to make in respect of the notes on a date that is not a business day for the notes may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest shall accrue as a result of the delayed payment. A business day is defined in the indenture as a day that is not a day on which banking institutions in New York City are authorized by law or regulation to close.

The notes will be issued in fully registered form in denominations of $1,000 or any whole multiple of $1,000. Each series of notes will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company (“DTC”). Except as described under “Description of Debt Securities–Form and Exchange of Debt Securities” in the accompanying prospectus, the notes will not be issuable in certificated form.

The notes and any future debt securities issued under the indenture will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more additional series. We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue additional debt securities having the same terms as and ranking equally and ratably with the notes of any series issued in this offering in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional debt securities or except for the first payment of interest following the issue date of such additional debt securities), so that such additional debt securities shall be consolidated and form a single series with, and shall have the same terms as to status, redemption or otherwise as, the notes of that series.

The indenture does not limit our ability to incur additional indebtedness. The covenants contained in the indenture would not necessarily afford holders of notes protection in the event of a highly leveraged transaction or other transaction involving us that may adversely affect holders.

Optional Redemption

The notes due 2006 may not be redeemed prior to maturity.

The notes due 2008 and the notes due 2013 may be redeemed, in whole at any time or in part from time to time, at our option at a redemption price equal to the greater of the following amounts:

•	100% of the principal amount of the notes being redeemed on the date of redemption; and

•	as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal of and interest on the notes being redeemed on the date of redemption (not including any portion of any payments of interest accrued to the date of redemption), discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below), plus 15 basis points with respect to the notes due 2008 and 20 basis points with respect to the notes due 2013;

plus, in each case, accrued and unpaid interest on the notes being redeemed to the date of redemption.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a date of redemption will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

We will mail notice of any redemption at least 30 days, but not more than 60 days, before the date of redemption to each registered holder of the notes to be redeemed. If we give notice of redemption as provided above, the notes called for redemption will become due and payable on the date of redemption and at the applicable redemption price, plus accrued and unpaid interest to the date of redemption.

“Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes.

“Comparable Treasury Price” means, with respect to any date of redemption, (i) the average of the Reference Treasury Dealer Quotations for that date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Quotation Agent” means Banc One Capital Markets, Inc., Citigroup Global Markets Inc. or another Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i) each of Banc One Capital Markets, Inc. and Citigroup Global Markets Inc. (or their respective affiliates which are Primary Treasury Dealers), and the respective successors of the foregoing; provided, however, that if either of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such date of redemption.

On and after the date of redemption, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in payment of the redemption price and accrued interest). On or before the date of redemption, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes of the applicable series are to be redeemed, the notes to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

The notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

Same-Day Settlement and Payment

The notes will trade in the same-day funds settlement system of DTC until maturity or until we issue the notes in definitive form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Book-Entry System; Delivery and Form

Each series of notes will be issued in the form of one or more fully registered global securities. For purposes of this prospectus supplement, “global security” refers to the global security or securities representing the entire issue of the applicable series of notes. Each global security will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., or Cede, as DTC’s nominee. Except in limited circumstances, the notes will not be issued in definitive certificated form. A global security may be transferred, in whole and not in part, only to DTC or to another nominee of DTC. See “Description of Debt Securities—Form and Exchange of Debt Securities” in the accompanying prospectus for additional information on DTC and the rules and operating procedures of DTC.

Holding Through Euroclear and Clearstream, Luxembourg

If the depositary for a global security is DTC, you may hold interests in the global security through Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), or Euroclear Bank S.A./NV, as operator of the Euroclear System (“Euroclear”), in each case, as a participant in DTC. Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. Except where noted, this summary deals only with notes that are purchased on original issue at the issue price and held as capital assets.

As used herein, the term “U.S. Holder” means a beneficial owner of a note who or which is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or partnership created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); or

•	an estate or trust treated as a United States person under section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”).

The term “Non-U.S. Holder” means any beneficial owner of a note that is not a U.S. Holder.

If a partnership holds a note, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners in a partnership holding a note should consult their tax advisors.

This summary is based on the Code, administrative pronouncements, judicial decisions and regulations issued under the Code (“Treasury Regulations”), changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary does not represent a detailed description of the U.S. federal income tax consequences to holders of notes in light of their particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to holders of notes subject to special treatment under the U.S. federal income tax laws (including, without limitation, controlled foreign corporations, passive foreign investment companies, foreign personal holding companies, insurance companies, tax-exempt organizations, banks, financial institutions, dealers in securities, persons holding a note as a position in a straddle, conversion transaction, constructive sale, hedge, synthetic security or other risk reduction or integrated financial transaction or a person whose functional currency is other than the U.S. dollar). There can be no assurance that a change in law will not alter significantly the tax considerations described in this summary.

U.S. Holders

Interest

Interest on a note will be taxed to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Disposition of a Note

A U.S. Holder who disposes of a note by sale, exchange, redemption, retirement or other disposition will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other disposition (not including any amount attributable to accrued but unpaid interest) and the U.S. Holder’s adjusted tax basis in the note. Any amount attributable to accrued but unpaid interest will be treated as a payment of interest and taxed in the manner described above under “—Interest.” In general, the U.S. Holder’s adjusted tax basis in a note will be equal to the initial purchase price of the note paid by the U.S. Holder.

Gain or loss realized on the sale, exchange, redemption, retirement or other disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. For individuals, the excess of net long-term capital gains over net short-term capital losses generally is taxed at a lower rate than ordinary income. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

Non-U.S. Holders

Subject to the discussion below concerning backup withholding, payments of principal of, and interest on, the notes by us or any paying agent to a Non-U.S. Holder will not be subject to the withholding of U.S. federal income tax, provided that, in the case of interest:

•	the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest described in section 881(c)(3)(A) of the Code; and

•	the certification requirements under section 871(h) or section 881(c) of the Code and Treasury Regulations thereunder, summarized below, are met.

A Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange, redemption, retirement or other disposition of a note unless:

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain conditions are met; or

•	such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States.

Sections 871(h) and 881(c) of the Code and Treasury Regulations thereunder require that, in order to obtain the exemption from withholding described above:

•	the beneficial owner of a note must certify, under penalties of perjury, to us or the paying agent, as the case may be, that such owner is a Non-U.S. Holder and must provide its name and address;

•	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the beneficial owner must certify, under penalties of perjury, to us or the paying agent, as the case may be, that it or another such financial institution between it and the beneficial owner has received such certification from the beneficial owner and must furnish us or the paying agent, as the case may be, with a copy thereof; or

•	the Non-U.S. Holder must provide such certification to a “qualified intermediary” or a “withholding foreign partnership” and certain other conditions must be met.

A Non-U.S. Holder may give the certification described above on Internal Revenue Service (“IRS”) Form W-8BEN, which generally is effective for the remainder of the year of signature plus three full calendar years, unless a change in circumstances makes any information on the form incorrect. Special rules apply to Non-U.S. Holders that are foreign partnerships. In general, a foreign partnership that is a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8IMY and attach thereto an appropriate certification by each partner.

If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest on a note, or gain realized on the sale, exchange, redemption, retirement or other disposition of a note, is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding of U.S. federal income tax, will generally be subject to regular U.S. federal income tax on such interest or gain in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide us or the paying agent, as the case may be, with a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. In addition, if that Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or a lower treaty rate as may be provided in an applicable treaty, of its effectively connected earnings and profits for the taxable year, subject to a number of adjustments.

Information Reporting and Backup Withholding

Information reporting requirements apply to interest and principal payments made to, and to the proceeds of sales before maturity by, certain noncorporate U.S. Holders. In addition, backup withholding applies to a noncorporate U.S. Holder if:

•	the U.S. Holder fails to furnish its taxpayer identification number, which, for an individual would be his or her Social Security Number, to the payor in the manner required;

•	the U.S. Holder furnishes an incorrect taxpayer identification number and the payor is so notified by the IRS;

•	the payor is notified by the IRS that the U.S. Holder has failed properly to report payments of interest and dividends; or

•	in certain circumstances, the U.S. Holder fails to certify, under penalties of perjury, that it has not been notified by the IRS that it is subject to backup withholding for failure properly to report interest and dividend payments.

Backup withholding will not apply to:

•	payments to a Non-U.S. Holder of principal of, or interest on, a note; or

•	payments to a Non-U.S. Holder on the sale, exchange, redemption, retirement or other disposition of a note;

in each case if the Non-U.S. Holder provides the certification described above necessary to establish an exemption from the withholding of U.S. federal income tax.

In addition, unless the payor has actual knowledge that the payee is a U.S. Holder, backup withholding will not apply to:

•	payments of principal of, or interest on, a note made outside the United States to certain offshore accounts; or

•	payments on the sale, exchange, redemption, retirement or other disposition of a note effected outside the United States.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s federal income tax liability, provided the required information is furnished to the IRS.

Generally, we must report annually to the IRS the amount of interest that we paid to a holder of a note and the amount of tax that we withheld on that interest. This information may also be made available to the tax authorities of a country in which a Non-U.S. Holder resides.

Information reporting (but not backup withholding) may apply to payments made by a payor outside the United States, and payments on the sale, exchange, redemption, retirement or other disposition of a note effected outside the United States, if payment is made by a payor that is, for U.S. federal income tax purposes:

•	a U.S. person;

•	a controlled foreign corporation;

•	a U.S. branch of a foreign bank or foreign insurance company;

•	a foreign partnership controlled by U.S. persons or engaged in a U.S. trade or business; or

•	a foreign person, 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period;

unless that payor has in its records documentary evidence that the beneficial owner is a Non-U.S. Holder and specified other conditions are met or the beneficial owner otherwise establishes an exemption.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES OR OTHER TAX LAWS.

UNDERWRITING

Banc One Capital Markets, Inc. and Citigroup Global Markets Inc. are acting as joint book-running managers of the offering.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Notes due 2006	Principal Amount of Notes due 2008	Principal Amount of Notes due 2013
Banc One Capital Markets, Inc.	$70,000,000	$105,000,000	$175,000,000
Citigroup Global Markets Inc.	70,000,000	105,000,000	175,000,000
BNP Paribas Securities Corp.	—	—	43,750,000
J.P. Morgan Securities Inc.	—	—	43,750,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	—	—	43,750,000
Rabo Securities USA, Inc.	40,900,000	—	18,750,000
Banc of America Securities LLC	—	26,250,000	—
Barclays Capital Inc.	—	26,250,000	—
Loop Capital Markets, LLC	19,100,000	11,250,000	—
The Williams Capital Group, L.P.	—	26,250,000	—

Total	$200,000,000	$300,000,000	$500,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.175% of the principal amount of the notes due 2006, 0.250% of the principal amount of the notes due 2008 and 0.300% of the principal amount of the notes due 2013. The underwriters may allow, and dealers may reallow a concession not to exceed 0.125% of the principal amount of any series of notes, on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Sara Lee
Per note due 2006	0.275%
Per note due 2008	0.350%
Per note due 2013	0.450%

Each series of notes is a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes, but they are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, Banc One Capital Markets, Inc. and Citigroup Global Markets Inc., on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-

allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Banc One Capital Markets, Inc. or Citigroup Global Markets Inc., in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to Sara Lee Corporation; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus or the accompanying prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

We estimate that our total expenses for this offering, excluding underwriting discounts, will be $350,000, a portion of which the underwriters have agreed to reimburse us.

Certain of the underwriters and their affiliates have provided from time to time, and expect to provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. Because certain of the underwriters or their affiliates may hold a portion of our outstanding commercial paper, it is possible that more than 10% of our net proceeds from the sale of the notes may be used to repay indebtedness owed by us to the underwriters. Accordingly, this offering is being conducted in accordance with Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. James S. Crown is a director of both Sara Lee Corporation and Bank One Corporation, an affiliate of Banc One Capital Markets, Inc.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

The validity of our notes offered hereby will be passed upon for us by Sidley Austin Brown & Wood, Chicago, Illinois and for the underwriters by Mayer, Brown, Rowe & Maw, Chicago, Illinois. Other legal matters relating to the notes will be passed upon by Venable, Baetjer and Howard, LLP, Baltimore, Maryland, and by R. Henry Kleeman, Esq., our Vice President, Deputy General Counsel and Assistant Secretary. Mr. Kleeman owns shares of our common stock, both directly and as a participant in various stock and employee benefit plans. Mayer, Brown, Rowe & Maw from time to time represents us in connection with certain matters.

EXPERTS

The consolidated financial statements as of and for the fiscal year ended June 29, 2002 incorporated  in this prospectus supplement and the accompanying prospectus by reference to our Annual Report on  Form 10-K for the fiscal year ended June 29, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

On March 14, 2002, we dismissed Arthur Andersen LLP as our independent public accountants. Arthur Andersen LLP has informed us that it will no longer be able to issue written consents to the inclusion of its reports in our registration statements and has not consented to the incorporation by reference of its reports on our financial statements for the fiscal years ended June 30, 2001 and July 1, 2000 in this prospectus supplement and the accompanying prospectus. Rule 437a of the Securities Act, as amended, permits us to include these reports on the financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus without the consent of Arthur Andersen LLP. Because Arthur Andersen LLP has not consented to the incorporation by reference of its reports in this prospectus supplement and the accompanying prospectus, your ability to recover for claims against Arthur Andersen LLP may be limited. In particular, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen LLP or any omission to state a material fact required to be stated therein.

Prospectus

$4,140,000,000

Sara Lee Corporation

Debt Securities, Debt Warrants, Common Stock, Common Stock Warrants,

Preferred Stock, Currency Warrants, Stock Purchase Contracts

and Stock Purchase Units

Sara Lee Corporation intends to offer at one or more times the following securities with a total offering price not to exceed $4,140,000,000 (or the equivalent thereof in foreign currency or currency units):

•	debt securities;

•	warrants to purchase debt securities (debt warrants);

•	shares of our common stock;

•	warrants to purchase shares of our common stock (common stock warrants);

•	shares of our preferred stock;

•	warrants to receive from us the cash value in U.S. dollars of the right to purchase or sell foreign currency or currency units to be designated by us at the time of the offering (currency warrants);

•	stock purchase contracts; and

•	stock purchase units.

All of the securities listed above may be sold separately, together or as units with other securities offered hereby.

This prospectus contains a general description of securities that we may offer for sale. We will describe all remaining material terms of these securities in supplements to this prospectus. In addition, if we offer securities as units, all material terms of the units will be described in the applicable prospectus supplement. You should read the prospectus and the supplements carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “SLE.”

This prospectus may be used to offer and sell these securities only if accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 10, 2002

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the securities described in this prospectus in one or more offerings with a total offering price not to exceed $4,140,000,000. This prospectus provides you with a general description of the securities. Each time we sell securities, we will provide a prospectus supplement that will contain information about the material terms of that offering that are not included in this prospectus. The prospectus supplement may also add, update or change information in this prospectus. Please carefully read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We are not making an offer to sell, or soliciting an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of those documents, respectively.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You may also read and copy those documents at the offices of: The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, Incorporated, 440 South LaSalle Street, Chicago, Illinois 60605; and The Pacific Exchange, Incorporated, 301 Pine Street, San Francisco, California 94104. Our SEC filings are also available to the public over the Internet on the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC (file number 1-3344) and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we or any underwriters sell all of the securities:

•	our Annual Report on Form 10-K for our fiscal year ended June 30, 2001;

•	our Quarterly Reports on Form 10-Q for our fiscal quarters ended September 29, 2001, December 29, 2001 and March 30, 2002;

•	our Current Reports on Form 8-K dated August 21, 2001, September 4, 2001, September 24, 2001 and March 20, 2002;

•	our Current Report on Form 8-K/A dated August 8, 2001, as filed with the SEC on September 4, 2001; and

•	the description of our common stock contained in our Registration Statement on Form 8-A (File No. 1-3344), filed with the SEC on May 11, 1988, as amended, and the description of the related preferred stock purchase rights contained in our Registration Statement on Form 8-A (File No. 1-3344), filed with the SEC on May 19, 1998.

You may request a copy of these filings, at no cost, by writing us at the following address:

Sara Lee Corporation

Three First National Plaza

70 W. Madison Street

Chicago, Illinois 60602

Attn: Investor Relations and  Corporate Affairs Dept.

or by calling (800) 654-SARA toll-free from within the U.S. or (201) 433-7522 from outside the U.S.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with any additional information.

FORWARD-LOOKING INFORMATION

This prospectus and the accompanying prospectus supplement, including the information we incorporate by reference, contain certain “forward-looking statements” discussing our expectations regarding future performance. These forward-looking statements are based on currently available competitive, financial and economic data and our management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and actual results may differ materially from those expressed or implied herein. Consequently, we wish to caution you not to place undue reliance on any forward-looking statements. Among the factors that could impact our ability to achieve our stated goals are the following:

•	impacts on reported earnings from fluctuations in foreign currency exchange rates—particularly the euro—given our significant concentration of business in Western Europe;

•	significant competitive activity, including advertising, promotional and price competition, and changes in consumer demand for our products;

•	adverse economic trends, including reduced consumer spending, relating in part to incidents of terrorism and the global repercussions from such incidents;

•	our ability to continue to source production and conduct manufacturing and selling operations in various countries in the world due to changing political environments and the impacts on the related business environment;

•	our ability to successfully integrate acquisitions, particularly The Earthgrains Company, into our existing operations and the availability of new acquisitions, joint ventures and alliance opportunities that build stockholder value;

•	fluctuations in the cost and availability of various raw materials;

•	the impact of foot-and-mouth viral disease in parts of Europe on the consumption of meat products in general and the cost of raw materials not affected by the disease but used in the production of food products;

•	our ability to complete activities anticipated in our business reshaping programs, and our ability to realize the estimated savings and productivity improvements associated with these programs;

•	credit and other business risks associated with customers operating in a highly competitive retail environment; and

•	inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance.

In addition, our results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes and laws and regulations in markets where we compete.

SARA LEE CORPORATION

We are a global manufacturer and marketer of brand name products for consumers throughout the world. With headquarters in Chicago, we have operations in 58 countries and market branded consumer products in over 170 countries.

We organize our business into three major global business segments:

•	Sara Lee Food and Beverage;

•	Intimates and Underwear; and

•	Household Products.

For financial reporting purposes, our businesses are divided into five industry segments—Sara Lee Meats, Bakery, Beverage, Household Products and Intimates and Underwear.

Sara Lee Food and Beverage

Food and Beverage’s primary focus is packaged meats, bakery products and coffee and tea beverages. Our Food business consists of packaged meats and baked goods. We believe that we are one of the world’s largest packaged meats companies. At the end of fiscal 2001, we held the number-two retail position in the $11 billion U.S. packaged meats industry based on pounds sold, holding a leading position in the key categories of hot dogs, corn dogs, smoked sausage, breakfast sausage, cocktail links and breakfast sandwiches. We also have the largest packaged meats business in Europe and hold a leading position in Mexico, based on pounds sold. Our bakery business produces a wide variety of fresh and frozen baked and specialty items, many of which are marketed under the Sara Lee brand. Our acquisition of The Earthgrains Company in August 2001, in combination with our existing bakery business, will create a $3.4 billion bakery business and we believe will provide significant opportunities for expanding the Sara Lee name into the fresh bakery market, particularly by utilizing Earthgrains’ direct-store delivery system to merchandise Sara Lee branded products.

Our Beverage business includes retail and foodservice coffee and tea sales in major markets around the world. Based on sales volume, we hold a leading position in coffee in Brazil, many European countries and in the U.S. foodservice market. We hold the number-three position in the U.S. retail coffee market, and we rank number one or number two in tea in many European countries, based on sales volume.

Intimates and Underwear

Our Intimates and Underwear business, which is one of the largest apparel businesses in the world, focuses on basic, branded “innerwear” products—intimates, underwear and legwear. Based on unit volume sold, we hold leading share positions in intimate apparel, underwear and legwear in North America, Europe and several Latin American countries with a portfolio of well-known brands including Hanes, Hanes Her Way, Playtex, L’eggs, Dim, Bali, Just My Size, Wonderbra and Lovable.

Household Products

Household Products is our most global line of business, marketing branded consumer products in over 170 countries. It includes our household and personal products businesses as well as our Direct Selling division. Based on sales volume, at the end of fiscal 2001, we held the number-one position in the bath and shower products category in Europe, and also held leading positions in air fresheners and insecticides. Additionally, through our global Kiwi brand, we have a leading position in the shoe care category worldwide. Our Direct Selling businesses distribute cosmetics, fragrances, jewelry, toiletries, apparel products and nutritional supplements directly to consumers. We have an independent sales force of approximately 800,000 people and we are one of the largest direct selling companies, based on worldwide sales.

Our principal executive offices are located at Three First National Plaza, Chicago, Illinois 60602-4260, and our telephone number is (312) 726-2600.

U SE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, including the repayment of existing indebtedness, future acquisitions, capital expenditures and additions to working capital.

RATIOS OF EARNINGS TO FIXED CHARGES

The ratios of our earnings to our fixed charges and the ratios of our earnings to our fixed charges and preferred stock dividend requirements for each of the periods indicated are as follows:

	Fiscal Year Ended(1)										Thirty-Nine Weeks Ended
	1997		1998(2)		1999(3)		2000		2001(4)		March 30, 2002(5)
Ratios of Earnings to Fixed Charges	6.2	x	(0.7	)x	6.3	x	6.0	x	6.5	x	3.9	x
Ratios of Earnings to Fixed Charges and Preferred Stock Dividend Requirements	5.4	x	(0.6	)x	6.0	x	5.6	x	6.2	x	3.7	x

(1)	Our fiscal year ends on the Saturday nearest June 30.
(2)	In 1998, we recorded a restructuring provision that reduced income from continuing operations before income taxes by $2,038 million. An increase in income from continuing operations of $497 million in 1998 would have resulted in a ratio of earnings to fixed charges of 1.0x and an increase in income from continuing operations of $521 million in 1998 would have resulted in a ratio of earnings to fixed charges and preferred stock dividend requirements of 1.0x.
(3)	Fiscal 1999 was a 53-week year. In 1999, we recorded a gain on the sale of our tobacco business of $137 million and a product recall charge of $76 million that resulted in an increase in income from continuing operations before taxes of $61 million.
(4)	In 2001, we recorded a pre-tax charge of $554 million in connection with certain reshaping actions, a pre-tax gain of $105 million in connection with the IPO of our Coach Inc. subsidiary and a tax-free gain of $862 million in connection with the exchange of our stock for the stock of Coach Inc., that resulted in an increase in income from continuing operations before taxes of $413 million.
(5)	During the first thirty-nine weeks of fiscal 2002, we recorded a pretax charge of $183 million in connection with certain reshaping actions.

The computation of the ratios of earnings to fixed charges is based on the applicable amounts for us and our subsidiaries on a consolidated basis. For these ratios, earnings include income from continuing operations before income taxes, fixed charges and amortization of interest capitalized (but not interest capitalized during the period). Fixed charges include interest expense (including interest capitalized during the period) plus the portion of rents we believe to be representative of the interest factor. For the computation of ratios of earnings to fixed charges and preferred stock dividend requirements, preferred stock dividends have been increased to an amount representing the pre-tax earnings that would have been required to cover such dividends.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

AND EARTHGRAINS PRELIMINARY OPENING BALANCE SHEET

On August 7, 2001, Sara Lee Corporation acquired The Earthgrains Company when approximately 93% of the outstanding Earthgrains common shares were tendered and accepted by Sara Lee. Following the completion of a subsequent tender offer period, Sara Lee acquired the remaining Earthgrains common shares for a total purchase price of $1.875 billion. The Earthgrains acquisition provides growth opportunities for Sara Lee’s core bakery business and other food businesses by leveraging Earthgrains direct-store delivery system by introducing the Sara Lee brand into the fresh bread and refrigerated dough business and expanding the direct-store distribution options for other Sara Lee products. The anticipated synergies of this business combination with the Sara Lee brand-name were a key factor associated with the determination of the purchase price and related goodwill. The results of operations for Earthgrains have been included in the consolidated financial results of Sara Lee since August 8, 2001.

The following unaudited pro forma consolidated statements of income combine the results of operations of Sara Lee and Earthgrains for the annual period ended June 2001 and the thirty-nine weeks ended March 30, 2002.

The unaudited pro forma consolidated statements of income assume that the acquisition of Earthgrains occurred at the beginning of July 2000, which is the beginning of fiscal year 2001.

The unaudited pro forma consolidated statements of income are based on information available at the time these statements were prepared and certain estimates and assumptions. The following is a summary of the significant estimates and assumptions used in preparing the unaudited pro forma consolidated statements of income:

•	Immediately prior to the expiration of Sara Lee’s tender offer to acquire Earthgrains common stock, Earthgrains had 46,572,040 issued and outstanding shares of common stock, including shares of common stock issued upon exercise of Earthgrains employee stock options. Using the tender offer price of $40.25 per share, the total purchase price for all outstanding Earthgrains common stock was $1.875 billion.

•	Sara Lee funded the purchase price with the issuance of $1.0 billion aggregate principal amount of 6.25% fixed rate debt and $.8 billion aggregate principal amount of short-term floating rate debt. The short-term floating rate debt had a weighted average interest rate of 6.0% during fiscal year 2001 and 3.6% during the period from July 1, 2001 to August 7, 2001, the period prior to the date Sara Lee acquired Earthgrains.

•	Sara Lee adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” as of the beginning of fiscal year 2002. Under the provisions of this statement, intangible assets with an indefinite life and goodwill are no longer amortized after the adoption date. Therefore, no amortization of intangible assets with an indefinite life or goodwill is included in the pro forma results for fiscal year 2002 periods. The pro forma results for fiscal year 2001 periods include both Sara Lee and Earthgrains historical amortization of intangible assets with an indefinite life and goodwill. If the amortization of intangible assets with an indefinite life and goodwill had been excluded from fiscal year 2001 periods, amortization expense would have been reduced in fiscal year 2001 by $155 million, of which $25 million related to Earthgrains.

•	Approximately $862 million of the Earthgrains purchase price has been allocated to identified intangibles. These intangible assets consist of trademarks, owned and licensed brands, customer relationships and distribution management system software and have a weighted average life of 31 years. The valuation of the intangible assets is still preliminary.

•	The Earthgrains acquisition has been accounted for under the provisions of SFAS No. 141 using the purchase method of accounting. All of the excess of the purchase price over the net assets has been allocated to goodwill. The purchase price allocation is preliminary since the determination of the fair value of the acquired assets and liabilities and determination of the finite lives of any intangibles has not been finalized.

Sara Lee believes that the assumptions used herein provide a reasonable basis for presenting all of the significant effects of the acquisition in the unaudited pro forma consolidated statements of income. However, the actual results of the operations, financing costs, final allocation of the purchase price and other adjustments will differ from the pro forma adjustments.

The following Earthgrains preliminary opening balance sheet as of August 7, 2001 reflects the preliminary allocation of the Earthgrains purchase price as Sara Lee continues to refine estimates for certain environmental and other business exit costs.

On September 4, 2001, Sara Lee filed with the SEC in a Current Report on Form 8-K/A Earthgrains’ consolidated financial statements for both fiscal year 2001 and the first quarter ended June 19, 2001. Sara Lee’s consolidated financial statements for fiscal year 2001 were filed with the SEC on September 27, 2001 in its Annual Report on Form 10-K.

The unaudited pro forma consolidated statements of income are included herein to show how Sara Lee’s statements of income might have appeared had the Earthgrains acquisition occurred in July 2000. You should not rely on this information as being indicative of the historical results that would have been achieved by the combined companies had the acquisition and events described in the notes to the unaudited pro forma consolidated statements of income actually occurred in July 2000. Furthermore, this information may not necessarily reflect the results of operations, financial position and cash flows of Sara Lee in the future.

SARA LEE CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

FISCAL YEAR ENDED JUNE 30, 2001

	Sara Lee Reported Results (1)	Earthgrains Reported Results (2)	Pro Forma Adjustments		Pro Forma as Adjusted
	(dollars and shares in millions, except per share amounts)
Net sales	$16,632	$2,594	$—		$19,226
Cost of sales	10,299	1,412	(18	) (4)	11,693
Cost of sales—product line exit costs	26	—	—		26

Gross profit	6,307	1,182	18		7,507
Selling, general and administrative expenses	4,715	1,062	66	(5,6)	5,843
Interest expense	270	78	98	(8,9)	446
Interest income	(90)	—			(90)
Other income	—	(4)			(4)
Unusual items
Gain on sale of Coach business	(967)	—			(967)
Business dispositions and other charges	528	12			540

Income from continuing operations before income taxes	1,851	34	(146)		1,739
Income taxes	248	18	(59	) (10)	207

Income from continuing operations	1,603	16	(87)		1,532
Preferred stock dividend, net of tax	11	—	—		11

Income from continuing operations available to common stockholders	$1,592	$16	$(87)		$1,521

Income from continuing operations per share
—Basic	$1.94				$1.86

—Diluted	$1.87				$1.79

Basic shares outstanding	819				819

Diluted shares outstanding	854		1	(11)	855

The accompanying Notes to Unaudited Pro Forma Consolidated Statements of Income  are an integral part of these statements.

SARA LEE CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

THIRTY-NINE WEEKS ENDED MARCH 30, 2002

	Sara Lee Reported Results (3)	Earthgrains Results from 7/1/01—8/7/01	Pro Forma Adjustments		Pro Forma as Adjusted
	(dollars and shares in millions, except per share amounts)
Net sales	$13,133	$282	$—		$13,415
Cost of sales	8,095	149	(2	) (4)	8,242
Cost of sales—product line exit costs	(7)	—	—		(7)

Gross profit	5,045	133	2		5,180
Selling, general and administrative expenses	3,938	117	4	(5,6,7)	4,059
Interest expense	224	8	8	(8,9)	240
Interest income	(62)	—	—		(62)
Unusual Items
Business dispositions and other charges	190	—	—		190

Income from continuing operations before income taxes	755	8	(10)		753
Income taxes	96	2	(5	) (10)	93

Income from continuing operations	659	6	(5)		660
Preferred stock dividend, net of tax	8	—	—		8

Income from continuing operations available to common stockholders	$651	$6	$(5)		$652

Income from continuing operations per share
—Basic	$0.83				$0.83

—Diluted	$0.80				$0.81

Basic shares outstanding	784				784

Diluted shares outstanding	818				818

The accompanying Notes to Unaudited Pro Forma Consolidated Statements of Income  are an integral part of these statements.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

(1)	The results for Sara Lee consist of its results of operations for the fiscal year ended June 30, 2001.

(2)	The results of Earthgrains consist of its results of operations for the annual period ended on June 19, 2001.

(3)	The results for Sara Lee consist of Sara Lee’s results of operations for the thirty-nine weeks ended March 30, 2002, including the results of Earthgrains since August 8, 2001, the acquisition date.

(4)	Earthgrains’ assets were revalued as part of purchase accounting, resulting in a fair market decrease in the asset amounts and changes to the depreciable lives. Cost of sales has been reduced by $18 million in fiscal year 2001 and $2 million for the period in fiscal year 2002 prior to the acquisition date, from July 1, 2001 to August 7, 2001, to reflect the depreciation adjustment.

(5)	Includes incremental ongoing pension and postretirement medical expenses of $28 million in fiscal year 2001 and $2 million for the period in fiscal year 2002 prior to the acquisition date. The assumptions used in determining the plan obligations and annual expense of the Earthgrains retirement benefit plans were conformed to those used by Sara Lee and these changes will result in higher ongoing annual expenses.

(6)	Approximately $862 million of the Earthgrains purchase price has been allocated to intangible assets. Assuming a weighted average life of 31 years for these assets results in incremental intangible amortization of approximately $38 million in fiscal year 2001 and $4 million for the period in fiscal year 2002 prior to the acquisition date.

(7)	Since Sara Lee adopted SFAS No. 142, as of the beginning of fiscal year 2002, no goodwill amortization has been recorded in fiscal year 2002. Selling, general and administrative expenses were reduced by $2 million in fiscal year 2002 related to the Earthgrains’ amortization prior to the acquisition date.

(8)	Sara Lee funded the acquisition price of approximately $1.8 billion with the issuance of $1.0 billion aggregate principal amount of 6.25% fixed rate debt and $.8 billion aggregate principal amount of short-term floating rate debt. The short-term floating rate debt had a weighted average interest rate during fiscal year 2001 of 6.0% and for the period in fiscal year 2002 prior to the acquisition date of 3.6%. The incremental interest expense from the acquisition debt was $115 million for fiscal year 2001, and $10 million for the period from July 1, 2001 to August 7, 2001. An increase of 0.125% in the average short-term interest rate would result in a change to interest expense on the short-term floating rate debt of $1 million on an annual basis.

(9)	Earthgrains’ long-term debt was revalued as part of purchase accounting, resulting in a fair market increase in the long-term debt amounts. Interest expense has been reduced by $17 million in fiscal year 2001 and $2 million for the period in fiscal year 2002 prior to the acquisition date to reflect the amortization of the long-term debt valuation adjustment.

(10)	The effect of taxes on the pro forma statement of income adjustments has been reflected using a marginal incremental tax rate of 40%, representing the U.S. statutory tax rate of 35% plus a marginal state tax rate of 5%.

(11)	All of the outstanding Earthgrains stock options vested when Sara Lee accepted the tender of approximately 93% of Earthgrains outstanding common stock. Any Earthgrains stock options that had not been exercised prior to the completion of the acquisition were converted into Sara Lee stock options. The additional Sara Lee stock options issued, had they been outstanding at the end of Sara Lee’s fiscal year 2001, would have resulted in an additional one million common stock equivalents in the diluted earnings per share computation.

The following is a summary of the preliminary opening balances of the Earthgrains balance sheet as of August 7, 2001. These amounts reflect a preliminary purchase price allocation as Sara Lee continues to refine estimates for certain environmental and other business exit costs.

Earthgrains Preliminary Opening Balance Sheet

(Amounts in millions)

Assets
Cash and marketable securities	$86
Accounts receivable	246
Inventory	74
Other current assets	36

Total current assets	442

Property, plant and equipment	856
Other non-current assets	110
Identifiable intangibles	862
Goodwill	1,693

Total Assets	$3,963

Liabilities and Equity
Accounts and notes payable	$406
Accrued liabilities	219

Total current liabilities	625

Long-term debt	748
Other non-current liabilities	681
Equity	1,909

Total liabilities and equity	$3,963

DESCRIPTION OF DEBT SECURITIES

We will issue the debt securities under an Indenture dated as of October 2, 1990 between us and The Bank of New York, as successor to Continental Bank, N.A., as trustee. We have summarized selected provisions of the indenture below. This summary is subject to, and qualified by reference to, all of the provisions of the indenture. If you would like more information on the provisions of the indenture, you should review the indenture, which we have incorporated by reference as an exhibit to the registration statement for the securities of which this prospectus is a part.

In the summary, we have included references to section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not otherwise defined have the meanings specified in the indenture.

General

The debt securities

•	will be unsecured;

•	will rank equally (pari passu) with all of our existing and future unsecured and unsubordinated indebtedness; and

•	will be effectively junior to our secured indebtedness.

The debt securities will be our obligations exclusively, and not the obligation of any of our subsidiaries. Our rights and the rights of any holder of debt securities (or other of our creditors) to participate in the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

The indenture does not limit the amount of debt securities or other indebtedness that we may issue. The covenants contained in the indenture would not necessarily afford the holders of debt securities protection in the event of a highly leveraged transaction or other transaction involving us that may adversely affect holders of debt securities.

The indenture permits us to issue debt securities in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be set forth in a resolution of our board of directors or in a supplement to the indenture relating to that series, or determined in accordance with a board resolution and set forth in an officers’ certificate that we deliver to the trustee. (Section 2.4)

A supplement to this prospectus will describe all material terms relating to the debt securities being offered that are not described herein. These terms will include some or all of the following:

•	the title of the series of debt securities;

•	the total principal amount and authorized denominations;

•	the date or dates on which principal is payable;

•	the public offering price;

•	the interest rate or rates, if any (which may be fixed or floating), record and interest payment dates and/or the method by which such rate or rates or dates may be determined;

•	the currency or currencies in which payment of the offering price and/or principal and interest may be made;

•	the manner of payment of prinicipal and interest and where the debt securities may be exchanged or transferred;

•	whether (and if so, when and on what terms) the debt securities can be redeemed by us or the holder;

•	under what circumstances, if any, we will pay additional amounts on the debt securities to non-U.S. holders in respect of taxes;

•	whether (and if so, when and on what terms) the debt securities may be convertible into or exchangeable for other securities;

•	whether there will be a sinking fund; and

•	any other terms of the series permitted by the indenture. (Section 2.4)

        Each series of debt securities will be a new issue with no established trading market. Unless otherwise described in the applicable prospectus supplement, we will not list the debt securities on any securities exchange. We cannot assure you that there will be a liquid trading market for the debt securities.

We may purchase debt securities at any price in the open market or otherwise. Debt securities we purchase may, in our discretion, be held or resold, canceled or used to satisfy any sinking fund or redemption requirements.

Debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate will be sold at a discount below their stated principal amount. Special U.S. federal income tax considerations applicable to any of these discounted debt securities (or to certain other debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes) will be described in a prospectus supplement.

We will also describe in the applicable prospectus supplement any material U.S. federal income tax considerations applicable to debt securities denominated in a foreign currency or currency unit or in respect of which we may pay principal, premium, if any, and interest in a foreign currency or currency unit.

Conversion Rights

We will describe in the applicable prospectus supplement the particular terms and conditions, if any, on which debt securities may be convertible into other securities. These terms will include the conversion price, the conversion period, provisions as to whether conversion will be at our option or the option of the holder, events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the debt securities. If we issue convertible debt securities, we will need to supplement the indenture to add applicable provisions regarding conversion.

Form and Exchange of Debt Securities

Unless otherwise described in a prospectus supplement, all debt securities will be fully registered and will be in either book-entry form or in definitive form.

Debt securities issued in definitive certificated form will be transferable or exchangeable at the agency maintained for such purpose as we may designate from time to time. (Section 2.9 and Section 3.2) We may not impose any service charge, other than any required tax or governmental charge, on the transfer or exchange of any debt securities. (Section 2.9)

Debt securities issued in book-entry form will be issued in the form of one or more fully registered global securities. For purposes of this prospectus, “Global Security” refers to the global security or securities representing the entire issue of each series of debt securities. Each Global Security will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC or its nominee. A Global Security may be transferred, in whole and not in part, only to DTC or another nominee of DTC and their successors.

We understand as follows with respect to the rules and operating procedures of DTC (the rules that apply to DTC are on file with the SEC):

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants (“Participants”) and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, between Participants through electronic computerized book-entry changes in the accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is owned by a number of Participants and by the New York Stock Exchange, Inc., The American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Persons who are not Participants may beneficially own debt securities held by DTC only through Participants or Indirect Participants. Beneficial ownership of debt securities may be reflected:

• for	investors who are Participants, in the records of DTC;

•	for investors holding through a Participant, in the records of such Participant, whose aggregate interests on behalf of all investors holding through such Participant will be reflected in turn in the records of DTC; or

•	for investors holding through an Indirect Participant, in the records of such Indirect Participant, whose aggregate interests on behalf of all investors holding through such Indirect Participant will be reflected in turn in the records of a Participant.

Accordingly, transfers of beneficial ownership in a Global Security can only be effected through DTC, a Participant or an Indirect Participant.

Interests in a Global Security will be shown on, and transfers thereof will be effected only through,

records maintained by DTC and its Participants. Each Global Security will trade in DTC’s same-day funds settlement system until maturity, and secondary market trading activity for each Global Security will therefore settle in immediately available funds. The laws of some states require that certain persons take physical delivery in definitive form of securities. Consequently, the ability to transfer beneficial interests in a Global Security to such persons may be limited.

So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, for all purposes will be considered the sole holder of the applicable series of debt securities under the indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have debt securities registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders thereof under the indenture. Accordingly, any person owning a beneficial interest in a Global Security must rely on the procedures of DTC and, if such person is not a Participant in DTC, on the procedures of the Participant through which such person, directly or indirectly, owns its interest, to exercise any rights of a holder of debt securities.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of an owner of a beneficial interest in the debt securities to pledge such debt securities to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such debt securities, may be affected by the lack of a physical certificate for such debt securities.

Payment of principal of and interest on the debt securities will be made to DTC’s nominee, as the registered owner of each Global Security. Neither we nor the trustee will have any responsibility or liability for any aspects of the records relating to or payments made on account of beneficial ownership interests in a Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We understand that upon receipt of any payment of principal of or interest on a Global Security, it is the practice of DTC to credit the Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of that Global Security as shown on the records of DTC. Payments by Participants to owners of beneficial interests in a Global Security held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in “street name.”

We have been advised that if any series of debt securities are redeemable by us, and if we redeem less than all of the debt securities of a series, it is DTC’s practice to determine by lot the amount of interest of each participant in such series of debt securities to be redeemed.

We understand that under existing industry practices, if we request holders of debt securities to take action, or if an owner of a beneficial interest in a debt security desires to take any action which a holder is entitled to take under the indenture, then (1) DTC would authorize the Participants holding the relevant beneficial interests to take such action, and (2) such Participants would authorize the beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of debt securities among its Participants, it is under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

We will issue debt securities of any series then represented by Global Securities in definitive form in exchange for those Global Securities if:

•	an Event of Default (as defined below) has occurred and is continuing and all principal and accrued interest in respect of the applicable series of the debt securities shall have become immediately due and payable;

•	DTC is at any time unwilling, unable or ineligible to continue as depositary for any Global Security and a successor depositary is not appointed by us within 60 days; or

•	we determine not to require all of the debt securities of a series to be represented by a Global Security.

In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual certificated debt securities in definitive form equal in principal amount to such beneficial interest in such Global Security and to have all such certificated debt securities registered in its name. Individual certificated debt securities so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

Certain Restrictions

The restrictions summarized in this section will apply to debt securities unless the applicable prospectus supplement indicates otherwise. Certain terms used in the following description of these restrictions are defined under the caption “Certain Definitions” at the end of this section. The following description is not complete. The full text of these restrictions is included in the indenture.

Restrictions on Secured Debt

The debt securities will not be secured. If we or one of our Domestic Subsidiaries incur debt secured by an interest in any Principal Domestic Property or any shares of capital stock or debt of a Domestic Subsidiary and the total principal amount of our secured debt (with certain exceptions, including those listed in the next paragraph), together with our Attributable Debt in respect of sale and leaseback transactions involving Principal Domestic Properties, would exceed 10% of Consolidated Stockholders’ Equity, we are required to secure the then outstanding debt securities equally and ratably with (or prior to) our other secured debt.

The indenture permits us and our Domestic Subsidiaries to create certain liens without securing the debt securities. (Section 3.6) Among the permitted liens are:

•	purchase money mortgages, including conditional sales and other title retention agreements;

•	liens securing certain construction and improvement loans;

•	existing liens on newly acquired property, including property acquired through merger or consolidation;

•	liens in connection with U.S. government contracts;

•	liens securing indebtedness of a Domestic Subsidiary outstanding at the time it became a Domestic Subsidiary;

•	liens securing indebtedness of a Domestic Subsidiary to us or to another Domestic Subsidiary; and

•	refinancings of certain permitted liens.

Limitations on Sale and Leaseback Transactions

Neither we nor our Domestic Subsidiaries may sell or transfer any Principal Domestic Property with the intention of entering into a lease of such facility for a term of more than five years, unless:

•	such property has not been in full operation for more than 120 days prior to such sale or transfer;

•	the Attributable Debt in respect of all such sale and leaseback transactions involving Principal Domestic Properties, together with our secured debt, does not exceed 10% of Consolidated Stockholders’ Equity;

•	within 120 days of such sale or transfer, we apply the net proceeds of the sale to the retirement of our funded debt (defined as indebtedness having a maturity of, or extendable or renewable for, a period of more than 12 months from the date of determination) in an amount not less than the greater of such net proceeds or the fair value of the Principal Domestic Property so leased; or

•	the sale and leaseback transaction is between us and a Domestic Subsidiary or between any of our Domestic Subsidiaries. (Section 3.7)

Consolidation, Merger or Sale of Assets

We may not consolidate or merge with or into any other corporation, or sell or transfer all or substantially all of our property and assets to any other corporation unless the surviving or successor corporation assumes our obligations under the indenture and is not in default under the indenture immediately after the consummation of the transaction. (Section 9.1)

If we sell or transfer substantially all of our assets and the purchaser assumes our obligations under the indenture, we will be discharged from all obligations under the indenture and the debt securities. (Section 9.2)

Certain Definitions

The following terms (except Principal Domestic Property) are defined in Section 1.1 of the indenture.

“Attributable Debt” means, at the time of the determination, the present value (discounted at the “applicable rate” of interest compounded annually) of the lessee’s obligation for rental payments during the remaining term of the lease (including any period the lease has been, or may, at the option of the lessor, be extended). The term “applicable rate” means the yield to maturity of the U. S. Treasury constant maturity which most closely approximates the weighted average of the remaining terms of all leases, plus 1.5%.

“Consolidated Stockholders’ Equity” means the common and preferred stockholders’ equity and minority interests of Sara Lee Corporation and its consolidated Subsidiaries, as shown on our consolidated balance sheet in our latest quarterly or annual report to stockholders.

“Domestic Subsidiary” means a Subsidiary of Sara Lee Corporation, other than a Subsidiary which neither transacts a substantial portion of its business nor regularly maintains a substantial portion of its fixed assets within the United States or a Subsidiary which engages primarily in financing our consolidated operations.

“Principal Domestic Property” means any facility (together with the land on which it is erected and the fixtures comprising a part thereof) used primarily for manufacturing, processing or distribution located within the United States, owned or leased by Sara Lee Corporation or any Subsidiary and having a gross book value (without deduction of depreciation reserves) which exceeds $50,000,000, other than any such facility or portion of such facility that, in the opinion of our board of directors, is not of material importance to the business conducted by Sara Lee Corporation and its Subsidiaries, as an entirety.

“Subsidiary” means any corporation of which Sara Lee Corporation or one or more Subsidiaries (individually or collectively) directly or indirectly own a majority of the outstanding voting stock of said corporation.

Events of Default

“Event of Default” means, with respect to any series of debt securities, any of the following:

•	failure to pay interest or any additional amounts that continues for a period of 30 days after payment is due;

•	failure to make any principal payment when due (except when such failure results from mistake, oversight or transfer difficulties and does not continue for more than three business days);

•	failure to make any sinking fund payment when due (except when such failure results from mistake, oversight or transfer difficulties and does not continue for more than three business days);

•	failure to comply with any of our other agreements contained in the indenture or in the debt securities for 90 days after notice to us of such failure from the trustee (or to us and the trustee from the holders of at least 25% in principal amount of the outstanding debt securities affected by such failure); and

• certain	events of bankruptcy, insolvency or reorganization of Sara Lee Corporation. (Section 5.1)

In general, the trustee is required to give notice of a default with respect to a series of debt securities to the holders of that series within 90 days after the occurrence of a default. The trustee may withhold notice of any default (except a default in payment of principal of or interest on any debt security) if the trustee in good faith determines it is in the interest of the holders of that series to do so. (Section 5.11)

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for other series of debt securities.

If there is a continuing Event of Default, then the trustee or the holders of at least 25% in principal amount of each outstanding series of debt securities affected by the Event of Default (voting as separate classes) may require us to repay the principal and accrued interest on the affected series immediately. Subject to certain conditions, the requirement to pay with respect to a series of debt securities may be annulled, and past defaults may be waived (except a continuing default in payment of principal of, or premium, interest or additional amounts, if any, on debt securities), by the holders of a majority in principal amount of that series. If an Event of Default applies to all outstanding debt securities, then the holders of the debt securities will be treated as a single class without regard to whether there are several outstanding series. (Section 5.1 and Section 5.10)

Prior to an Event of Default, the trustee is required to perform only the specific duties stated in the indenture, and after an Event of Default which has not been cured or waived, the trustee must exercise the same degree of care as a prudent individual would exercise or use under the circumstances in the conduct of his or her own affairs. (Section 6.1)

The trustee may refuse to enforce the indenture or the debt securities unless it first receives satisfactory security or indemnity. Subject to certain limitations specified in the indenture, the holders of a majority in principal amount of the debt securities of an affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee. (Section 5.9)

Satisfaction and Discharge of Indenture

We will be discharged from certain of our obligations relating to the outstanding debt securities of a series if we deposit with the trustee money or the equivalent in securities of the government which issued the currency in which the debt securities are denominated sufficient for payment of all principal of and interest and additional amounts, if any, on those debt securities when due. (Section 10.1) In that event, holders of those debt securities will only be able to look to the trust fund for payment of the principal of and interest and additional amounts, if any, on their debt securities until maturity.

Modification of Indenture

Under the indenture, subject to certain exceptions, we may change our rights and obligations and the rights of the holders of a series of debt securities with the consent of the holders of at least 50% in aggregate principal amount of the outstanding debt securities of that series. However, we may not, among other things, change the terms of payment of principal or interest, reduce any amount payable upon redemption, reduce the amount of the principal of a discount security to be paid upon an acceleration of maturity upon an Event of Default or reduce the percentage required for changes to the indenture without the consent of the holder of each debt security affected by such change. (Section 8.2)

In certain circumstances, we may amend the indenture without the consent of the holders of outstanding debt securities to evidence a merger of Sara Lee Corporation, the replacement of the trustee or for other specified purposes. (Section 8.1)

Reports to Trustee

We are required to provide the trustee with an officers’ certificate each fiscal year stating whether, to the knowledge of the certifying officers in the course of performance of their duties as officers, we are in compliance with the requirements of the indenture and no default exists, and if a default has occurred, identifying the nature of the default of which the officers are aware. (Section 3.5)

Regarding the Trustee

We maintain ordinary banking relationships and credit facilities with a number of banks, including the trustee, The Bank of New York.

DESCRIPTION OF DEBT WARRANTS

We may issue, separately or together with other securities, debt warrants to purchase debt securities. We will issue the debt warrants under debt warrant agreements to be entered into between us and a bank or trust company, as debt warrant agent, as set forth in the applicable prospectus supplement. We have summarized selected provisions of the form of debt warrant agreement below. This summary is subject to, and qualified by reference to, all of the provisions of the debt warrant agreement. If you would like more information on the provisions of a debt warrant agreement, you should review the form of debt warrant agreement, including the debt warrant certificate, which we have incorporated by reference as an exhibit to the registration statement for the securities of which this prospectus is a part.

General

A supplement to this prospectus will describe all material terms relating to the debt warrants being offered that are not described herein. These terms will include some or all of the following:

•	the offering price of the debt warrants, if any;

•	the title, total principal amount and authorized denominations of the series of debt securities purchasable upon exercise of the debt warrants;

•	the manner in which debt warrants may be exercised;

•	the amount of debt warrants then outstanding;

•	the title and terms of any related debt securities with which the debt warrants are issued and the number of debt warrants issued with each debt security;

•	the date, if any, on or after which the debt warrants may be transferred separately from the related debt security;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant and the exercise price;

•	the date on which the right to exercise the debt warrants commences and the expiration date;

•	whether we will issue the debt warrant certificates in registered or bearer form; and

•	any other terms of the debt warrants.

Debt warrants may be exercisable for debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate. Material U.S. federal income tax considerations applicable to any of these discounted debt securities will be described in a prospectus supplement.

Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal of, and premium and interest, if any, on those debt securities.

Exercise of Debt Warrants

Each debt warrant will entitle its holder to purchase for cash the principal amount of debt securities at the exercise price set forth in the applicable prospectus supplement. Commencing on the date the debt warrants become exercisable, holders may exercise their debt warrants at any time up to the close of business on the expiration date, after which time any unexercised debt warrants will become void.

Upon receipt of the exercise price and the debt warrant certificate properly completed and executed, we will forward to the holder, as soon as practicable, the debt securities purchased upon such exercise. If less than all the debt warrants represented by a certificate are exercised, we will issue a new debt warrant certificate for the remaining amount of debt warrants.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

We may issue, separately or together with or upon the conversion of or exchange for other securities, shares of our common stock and preferred stock. We have summarized certain rights of holders of our capital stock below. This summary is subject to, and qualified by reference to, all of the provisions contained in:

•	Maryland General Corporation Law;

•	our charter;

•	our bylaws;

•	the Rights Agreement between us and First Chicago Trust Company of New York, as rights agent, pursuant to which we may issue shares of our Series A Junior Participating Preferred Stock upon the occurrence of certain events; and

•	in the case of preferred stock, our Articles Supplementary relating to such series of prefered stock.

If you would like more information on our common stock and preferred stock, you should review the documents described above, each of which we have filed or incorporated by reference as an exhibit to the registration statement for the securities of which this prospectus is a part.

Our authorized capital stock consists of:

•	1,200,000,000 shares of common stock, of which, as of March 30, 2002, 784,494,778 shares were outstanding; and

•	13,500,000 shares of preferred stock, of which, as of March 30, 2002, 6,000,000 shares were designated as Series A Junior Participating Preferred Stock, of which no shares were outstanding, 1,500,000 shares were designated as Convertible Adjustable Preferred Stock, of which no shares were outstanding, and 3,171,773 shares were designated as Series A ESOP Convertible Preferred Stock, all of which were outstanding.

Common Stock

General

Holders of our common stock are entitled to receive dividends on their shares when, as and if authorized by our board of directors out of assets legally available for distribution, subject to any preferential dividend rights of any outstanding preferred stock. In the event we liquidate, dissolve or wind up our affairs, holders of common stock are also entitled to receive ratably all of our net assets remaining after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock.

Each share of common stock entitles its holder to one vote in the election of directors and on any other matter submitted to a vote of stockholders. Voting rights are not cumulative, with the result that holders of shares of capital stock representing more than 50% of the voting rights are entitled to elect all of our directors. Holders of common stock, solely by virtue of their holdings, do not have preemptive rights to subscribe for or purchase any shares of our capital stock which we may issue in the future.

All of our outstanding shares of common stock have been fully paid and are nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of any series of preferred stock which we may designate and issue in the future.

Preferred Stock Purchase Rights

Each outstanding share of common stock has attached to it one-half of a right entitling its holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock (subject to antidilution provisions) at a purchase price of $215 for each one one-hundredth of a share of preferred stock pursuant to the exercise of a right upon the occurrence of certain triggering events. Until one of those triggering events occurs, or the rights are earlier redeemed or expired, the rights will not be evidenced by separate certificates and may be transferred only with the common stock to which they are attached.

The rights will become exercisable ten days after any person or group publicly announces it beneficially owns 15% or more of the outstanding shares of common stock, or ten business days after a person or group announces an offer to acquire 15%

or more of the outstanding shares of common stock, whichever occurs first, except that the rights will not become exercisable if such announcement relates to a tender offer or exchange offer for all outstanding shares of our common stock and a majority of the disinterested members of our board of directors, after receiving advice from one or more investment banking firms, determines that the price of the offer is fair to our stockholders and the offer is otherwise in our best interest and the best interest of our stockholders. In the event the rights become exercisable, we will distribute separate rights certificates evidencing the rights to all holders of our common stock issued prior to the triggering event. Each right will then entitle its holder (except the acquiring party) to purchase the number of shares of common stock having a market value of two times the exercise price of the right.

In the event that, following a triggering event, we merge into or consolidate with, or transfer 50% or more of our consolidated assets or earning power to, another entity (other than us or our subsidiaries), each right will then entitle its holder to purchase the number of shares of common stock of the acquiring entity having a market value of two times the exercise price of the right.

We may redeem the rights, as a whole, at a price of $.01 per right (subject to adjustment), at any time until the earlier of 15 days following the date of the public announcement that the acquiring party acquired 15% or more of the common stock and the expiration date of the rights, which is May 31, 2008.

For so long as the rights continue to be associated with the common stock, each new share of common stock we issue will include one-half of a right.

Preferred Stock

General

Our charter authorizes our board of directors to classify and issue from time to time any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock. The applicable prospectus supplement will describe all material terms of a particular series of preferred stock as set forth in the Articles Supplementary to our charter establishing such series. These terms will include some or all of the following:

• title	and stated value of the series;

• whether	and in what circumstances the holder is entitled to receive dividends and other distributions;

• whether	(and if so, when and on what terms) the series can be redeemed by us or the holder or converted by the holder;

• whether	the preferred stock will rank senior or junior to or on a parity with any other class or series of preferred stock; and

• voting	and other rights, if any.

Holders of preferred stock, solely by virtue of their holdings, do not have preemptive rights to subscribe for or purchase any shares of our capital stock which we may issue in the future.

Liquidation Preference

Unless otherwise described in the applicable prospectus supplement, in the event we liquidate, dissolve or wind up our affairs, the holders of any series of preferred stock will have preference over the holders of common stock and any other capital stock ranking junior to such series for payment out of our assets in the amount specified in the applicable Articles Supplementary. A sale of all or substantially all of our assets or a consolidation or merger with one or more corporations will not be deemed a liquidation, dissolution or winding up for this purpose.

Ranking

Unless otherwise described in the applicable prospectus supplement, any series of preferred stock we issue using this prospectus will rank senior to the Series A Junior Participating Preferred Stock.

Series A ESOP Convertible Preferred Stock

As of March 30, 2002, all 3,171,773 shares of our Series A ESOP Convertible Preferred Stock (“ESOP Preferred Stock”) were outstanding. The shares are issued pursuant to our Employee Stock Ownership Plan. Northern Trust Company is the trustee to the Employee Stock Ownership Plan and the holder of all shares of the ESOP Preferred Stock, holding the shares for the beneficial owners.

The holder of the shares of ESOP Preferred Stock is entitled to receive, when, as and if authorized by our board of directors, cash dividends in an amount equal to $5.438 per share per annum (subject to adjustment in certain circumstances), payable semi-annually in arrears. Dividends accrue on a cumulative basis. The ESOP Preferred Stock is senior to our common stock in respect of dividend rights with the result that we cannot declare, pay or set aside for payment any dividends on our common stock unless we have paid or declared and set aside for payment full cumulative dividends on the shares of ESOP Preferred Stock.

Each share of ESOP Preferred Stock is entitled to vote on all matters submitted to a vote of our stockholders, voting together with the holders of our common stock as one class. As of March 30, 2002, each share of ESOP Preferred Stock was entitled to 10.264 votes. The voting power of the ESOP Preferred Stock is subject to andidilution adjustments in certain circumstances. Except as otherwise required by law and with one other exception, the shares of ESOP Preferred Stock have no special voting rights.

In the event we liquidate, dissolve or wind up our affairs, the holder of the ESOP Preferred Stock is entitled to receive, after satisfaction of the claims of our creditors and subject to the rights of holders of any class or series of stock ranking senior to or on a parity with the ESOP Preferred Stock, a distribution of $72.50 per share, plus an amount equal to all accrued and unpaid dividends. The sale, lease, exchange or other transfer of all or any portion of our assets or a consolidation or merger with one or more corporations will not be deemed a liquidation, dissolution or winding up for this purpose.

We may redeem, in whole or in part, shares of ESOP Preferred Stock at any time in cash, shares of our common stock or both at a price of $72.50 per share, plus an amount equal to all accrued and unpaid dividends. The holder may also require us to redeem the ESOP Preferred Stock in certain circumstances, including if necessary to provide for distributions required under the plan.

Each share of ESOP Preferred Stock is convertible, at the option of the holder at any time prior to the redemption of the shares, into shares of our common stock. At March 30, 2002, the conversion price was $9.0625 and each share of ESOP Preferred Stock was convertible into eight shares of common stock. The conversion price is subject to antidilution adjustments in certain circumstances.

The ESOP Preferred Stock ranks senior to the Series A Junior Participating Preferred Stock and our common stock. Unless otherwise described in the applicable prospectus supplement, any series of preferred stock we issue using this prospectus will rank senior to the ESOP Preferred Stock.

DESCRIPTION OF COMMON STOCK WARRANTS

We may issue, separately or together with other securities, common stock warrants to purchase shares of our common stock. We will issue the common stock warrants under stock warrant agreements to be entered into between us and a bank or trust company, as stock warrant agent, as set forth in the applicable prospectus supplement. We have summarized selected provisions of the form of stock warrant agreement below. This summary is subject to, and qualfied by reference to, all the provisions of the stock warrant agreement. If you would like more information on the provisions of a stock warrant agreement, you should review the form of stock warrant agreement, including the stock warrant certificate, which we have incorporated by reference as an exhibit to the registration statement for the securities of which this prospectus is a part.

General

A supplement to this prospectus will describe all material terms relating to the common stock warrants being offered that are not described herein. These terms will include some or all of the following:

• the	offering price of the common stock warrants, if any;

• the	manner in which common stock warrants may be exercised;

• the	amount of common stock warrants then outstanding;

• the	number of shares of common stock purchasable upon exercise of each common stock warrant and the exercise price;

• the	date on which the right to exercise the common stock warrants commences and the expiration date;

• whether	(and if so, when and on what terms) we can call the common stock warrants for redemption; and

• any	other terms of the common stock warrants.

The shares of common stock issuable upon exercise of a common stock warrant, when issued in accordance with a stock warrant agreement, will be validly issued, fully paid and nonassessable.

Prior to the exercise of their common stock warrants, holders will not have any of the rights of holders of the common stock purchasable upon such exercise and will not be entitled to dividend payments on those shares of common stock.

Exercise of Stock Warrants

Each common stock warrant will entitle its holder to purchase for cash the number of shares of common stock at the exercise price set forth in the applicable prospectus supplement. Commencing on the date the common stock warrants become exercisable, holders may exercise their common stock warrants at any time up to the close of business on the expiration date, after which time any unexercised common stock warrants will become void.

Upon receipt of the exercise price and the stock warrant certificate properly completed and executed, we will forward to the holder, as soon as practicable, a certificate representing the number of shares of common stock purchased upon such exercise. If less than all the common stock warrants represented by a certificate are exercised, we will issue a new stock warrant certificate for the remaining amount of common stock warrants.

Antidilution Provisions

Unless otherwise described in the applicable prospectus supplement, the exercise price payable and number of shares of common stock purchasable upon exercise of a common stock warrant will be adjusted to prevent the holder’s beneficial interest in the common stock from being diluted in the event we:

•	issue a stock dividend to all holders of common stock or combine, subdivide or reclassify our common stock;

•	issue rights, warrants or options to all holders of common stock entitling them to purchase shares of our common stock at a price per share less than the current market price per share of common stock; or

•	distribute to all holders of common stock any of our assets or evidences of our indebtedness which are not payable out of our capital surplus.

DESCRIPTION OF CURRENCY WARRANTS

We may issue, separately or together with debt securities or debt warrants, currency warrants entitling the holder to receive from us the cash value in U.S. dollars of the right to purchase (currency call warrants) or sell (currency put warrants) a specified amount of a designated foreign currency. We will issue the currency warrants under currency warrant agreements to be entered into between us and a bank or trust company, as currency warrant agent, as set forth in the applicable prospectus supplement. We have summarized selected provisions of the form of currency warrant agreement below. This summary is subject to, and qualified by reference to, all of the provisions of the currency warrant agreement. If you would like more information on the provisions of a currency warrant agreement, you should review the form of currency warrant agreement, including the global warrant certificates, which we have incorporated by reference as an exhibit to the registration statement for the securities of which this prospectus is a part.

General

A supplement to this prospectus will describe all material terms relating to the currency warrants being offered that are not described herein. These terms will include some or all of the following:

•	whether the currency warrants will be currency put warrants or currency call warrants, or both;

•	the formula for determining the cash value in U.S. dollars, if any, of each currency warrant;

•	the manner in which currency warrants may be exercised and the circumstances, if any, in which such exercise will be deemed automatic;

•	the amount of currency warrants then outstanding;

•	the minimum number, if any, of currency warrants which must be exercised at any one time;

•	the date on which the right to exercise the currency warrants commences and the expiration date; and

•	any other terms of the currency warrants.

The spot exchange rate of the designated foreign currency, upon exercise, as compared to the U.S. dollar, will determine whether the currency warrants have a cash value (cash settlement value) on any given day prior to their expiration.

Form of Currency Warrants

Unless otherwise described in a prospectus supplement, all currency warrants will be issued in the form of one or more fully registered global certificates that will be deposited with DTC or its nominee. This means that we will not issue certificates to each holder. Each global certificate will be issued to DTC, which will keep a computerized record of its Participants (for example, your broker) whose clients have purchased currency warrants. The Participant will then keep a record of its clients who purchased the currency warrants. Accordingly, transfers of ownership of any currency warrant may only be effected through a selling holder’s broker. For more information on the procedures of DTC, see “Description of Debt Securities—Form and Exchange of Debt Securities” above.

Exercise of Currency Warrants

Each currency warrant will entitle its holder to receive the cash settlement value on the applicable exercise date. Holders may exercise their currency warrants at any time up to 3:00 p.m., New York City time, on the fifth business day preceding the expiration date, after which time all currency warrants will be deemed automatically exercised on the expiration date.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND THE STOCK PURCHASE UNITS

We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number (or range of numbers) of shares of our common stock at a future date or dates. The price per share and number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and a beneficial interest in either:

•	our senior debt securities;

•	our preferred stock; or

•	debt obligations of third parties, including U.S. Treasury securities,

securing the holder’s obligations to purchase common stock under the stock purchase contracts.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis, to be specified in the applicable prospectus supplement. The stock purchase contracts may require holders to secure their obligations in a specified manner, and, in certain circumstances we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

The applicable prospectus supplement will describe all material terms relating to the stock purchase contracts or stock purchase units, the collateral or depositary arrangements relating to the stock purchase units, if any, and, if applicable, the prepaid securities.

Material U.S. federal income tax considerations applicable to the stock purchase units and stock purchase contracts will be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell securities to underwriters or dealers, through agents or directly to purchasers (or a combination of these methods). Under certain circumstances, we may also repurchase securities (directly or through dealers) and reoffer them to the public in the same manner.

With respect to any offered securities, the terms of any offering, including the name or names of any underwriters, dealers or agents, the purchase price of those securities and the proceeds to us from the sale, any underwriting discounts, selling commissions and other items constituting underwriters’, dealers’ or agents’ compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers or agents, any auction or bidding process and any securities exchanges on which the offered securities may be listed, will be set forth in, or may be calculated from the information set forth in, the related prospectus supplement. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any offered securities, the securities will be acquired by the underwriters for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price, which may be changed, or at varying prices determined at the time of sale. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement if any of those securities are purchased.

We may designate from time to time dealers, acting as our agents, to offer and sell securities upon certain terms and conditions. Unless otherwise indicated in the applicable prospectus supplement, any agent we designate will act on a best efforts basis for the period of its appointment.

We may also sell securities directly to the public, without the use of underwriters, dealers or agents.

The securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing. Any remarketing would occur upon the securities purchase, in accordance with a redemption or repayment pursuant to their terms or otherwise, by one or more remarketing firms, acting as principals for their own account or as our agents. The applicable prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us.

If so indicated in a prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities from us at the public offering price set forth in that prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. Those contracts will be subject to conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commissions payable for solicitation of those contracts.

Underwriters, dealers and agents that participate in the distribution of the securities may be, or may be deemed to be, underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation from us will be described in a supplement to this prospectus.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents and/or their respective affiliates may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL MATTERS

The validity of the offered securities will be passed upon for us by R. Henry Kleeman, Esq., our Vice President, Deputy General Counsel and Assistant Secretary, by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, and by Sidley Austin Brown & Wood, LLP, New York, New York and/or Sidley Austin Brown & Wood, Chicago, Illinois, which are affiliated partnerships. Mr. Kleeman owns shares of our common stock, both directly and as a participant in various stock and employee benefit plans.

EXPERTS

Our consolidated financial statements and schedules included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2001 and the Current Report on Form 8-K dated September 4, 2001 and incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

The audited historical financial statements of The Earthgrains Company incorporated in this prospectus by reference to our Current Report on Form 8-K/A dated August 8, 2001, as filed with the SEC on September 4, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

$1,000,000,000

Sara Lee Corporation

$200,000,000   1.950% Notes due 2006

$300,000,000   2.750% Notes due 2008

$500,000,000   3.875% Notes due 2013

Prospectus Supplement

May 30, 2003

Joint Book-Running Managers

Banc One Capital Markets, Inc.

Citigroup

BNP PARIBAS

JPMorgan

Merrill Lynch & Co.

Rabo Securities USA, Inc.

Banc of America Securities LLC

Barclays Capital

Loop Capital Markets, LLC

The Williams Capital Group, L.P.